As filed with the Securities and Exchange Commission on August 14, 2013

Registration No. 333 -

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Apache Corporation

(Exact name of registrant as specified in its charter)

Delaware	No. 41-0747868
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

2000 Post Oak Boulevard, Suite 100
Houston, Texas	77056-4400
(Address of principal executive offices)	(Zip Code)

APACHE CORPORATION

2011 OMNIBUS EQUITY COMPENSATION PLAN

(Full title of the Plan)

P. ANTHONY LANNIE, Executive Vice President and General Counsel

APACHE CORPORATION

2000 Post Oak Boulevard, Suite 100, Houston, Texas 77056-4400

(Name and address of agent for service)

(713) 296-6000

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered (1)	Amount to be Registered (2)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee (3)
Common Stock, par value $0.625 per share, and associated Preferred Stock Purchase Rights (4)	17,000,000 shares	$82.89	$1,409,130,000	$192,206

(1)	In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.
(2)	In addition, pursuant to Rule 416(a) under the Securities Act of 1933, this registration statement also covers any additional shares of Common Stock which become issuable pursuant to the employee benefit plan described herein by reason of any stock dividend, stock split, recapitalization, or other similar transaction.
(3)	Estimated solely for the purpose of calculating the registration fee. Pursuant to Rules 457(c) and 457(h), the offering price and registration fee are computed on the basis of the average of the high and low prices of the Common Stock, as reported on The New York Stock Exchange, Inc. Composite Transactions Reporting System for August 12, 2013.
(4)	Preferred Stock Purchase Rights are evidenced by certificates for shares of the Common Stock and automatically trade with the Common Stock. Value attributable to such Preferred Stock Purchase Rights, if any, is reflected in the market price of the Common Stock.

INTRODUCTION

This registration statement on Form S-8 (the “Registration Statement”) is being filed by the registrant, Apache Corporation (“Apache” or the “Registrant”), for the purpose of registering an additional 17,000,000 shares of common stock, par value $0.625 per share (“Apache Common Stock”), for issuance under the terms of the Apache Corporation 2011 Omnibus Equity Compensation Plan, as amended and restated effective May 16, 2013. Such 17,000,000 shares of Apache Common Stock have been reserved and authorized for issuance from Apache’s authorized and unissued capital stock.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 (plan information and registrant information) will be sent or given to employees as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with Rule 428 and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. Apache shall maintain a file of such documents in accordance with the provisions of Rule 428(a)(2) of the Securities Act. Upon request, Apache shall furnish to the Commission or its staff a copy of any or all of the documents included in the file.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by Apache with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Commission File No. 001-04300, are incorporated by reference into this Registration Statement:

(1)	Annual Report on Form 10-K for the year ended December 31, 2012, filed with the Commission on March 1, 2013.

(2)	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2013 and June 30, 2013, filed with the Commission on May 9, 2013 and August 6, 2013, respectively.

(3)	Current Reports on Form 8-K and Form 8-K/A, filed with the Commission on January 11, 2013, March 15, 2013, May 17, 2013, and July 19, 2013.

(4)	All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (excluding any information furnished pursuant to Item 2.02 and Item 7.01 on any current report on Form 8-K), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

The descriptions set forth below of the common stock of Apache, par value $0.625 per share (“Apache Common Stock”), the preferred stock and the Rights (as defined below) constitute brief summaries of certain provisions of Apache’s Restated Certificate of Incorporation, Apache’s Bylaws, and the Rights Agreement between Apache and Wells Fargo Bank, N.A. (“Wells Fargo”), formerly Norwest Bank Minnesota, N.A., and are qualified in their entirety by reference to the relevant provisions of such documents, all of which are listed under Item 8 as exhibits to this Registration Statement and are incorporated herein by reference.

Apache Common Stock

All outstanding shares of Apache Common Stock are fully paid and nonassessable, and all holders of Apache Common Stock have full voting rights and are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. The Board of Directors of Apache is classified into three groups of approximately equal size, one-third elected each year. Stockholders do not have the right to cumulate votes in the election of directors and have no preemptive or subscription rights. Apache Common Stock is neither redeemable nor convertible, and there are no sinking fund provisions relating to such stock.

Subject to preferences that may be applicable to any shares of preferred stock outstanding at the time, holders of Apache Common Stock are entitled to dividends when and as declared by the Board of Directors from funds legally available therefor and are entitled, in the event of liquidation, to share ratably in all assets remaining after payment of liabilities.

Apache’s current policy is to reserve one ten-thousandth (1/10,000) of a share of Series A Preferred Stock (as defined below) for each share of Apache Common Stock issued in order to provide for possible exercises of Rights (as defined below) under Apache’s existing Rights Agreement.

The currently outstanding Apache Common Stock and the Rights (as defined below) under Apache’s existing Rights Agreement are listed on the New York Stock Exchange and the Chicago Stock Exchange and quoted on the NASDAQ National Market. Wells Fargo is the transfer agent and registrar for Apache Common Stock.

Apache typically mails its annual report to stockholders within 120 days after the end of its fiscal year. Notices of stockholder meetings are mailed to record holders of Apache Common Stock at their addresses shown on the books of the transfer agent and registrar.

Preferred Stock

Apache has ten million shares of no par preferred stock authorized, of which (i) 100,000 shares have been designated Series A Junior Participating Preferred Stock (“Series A Preferred Stock”) and authorized for issuance pursuant to the Rights (as defined below) that trade with Apache Common Stock, and (ii) 1,265,000 shares have been designated 6.00% Mandatory Convertible Preferred Stock, Series D (“Series D Preferred Stock”). Effective August 1, 2013, there are no longer any shares of Series D Preferred Stock outstanding, and shares of Series A Preferred Stock have been reserved for issuance in accordance with the Rights Agreement relating to the Rights. Additional shares of preferred stock may be authorized for issuance and issued by the Board of Directors with such voting powers and in such classes and series, and with such designations, preferences, and relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof (including conversion into or exchange for Apache Common Stock or other securities of Apache or its subsidiaries), as may be stated and expressed in the resolution or resolutions providing for the issuance of such preferred stock adopted by the Board of Directors providing for the issuance of such preferred stock.

Rights

In December 1995, Apache declared a dividend of one right (a “Right”) for each 2.31 shares (adjusted for subsequent stock dividends and a two-for-one stock split) of Apache Common Stock outstanding on January 31, 1996. Each full Right entitles the registered holder to purchase from Apache one ten-thousandth (1/10,000) of a share of Series A Preferred Stock at a price of $100 per one ten-thousandth of a share, subject to adjustment. The Rights are exercisable ten calendar days following a public announcement that certain persons or groups have acquired 20 percent or more of the outstanding shares of Apache Common Stock or ten business days following commencement of an offer for 30 percent or more of the outstanding shares of Apache Common Stock. Unless and until the Rights become exercisable, they will be transferred with and only with the shares of Apache Common Stock.

In addition, if a person or group becomes the beneficial owner of 20 percent or more of the outstanding shares of Apache Common Stock (a “flip in event”), each Right will become exercisable for shares of Apache Common Stock at 50 percent of the then market price of Apache Common Stock. If a 20 percent stockholder of Apache acquires Apache, by merger or otherwise, in a transaction where Apache does not survive or in which Apache Common Stock is changed or exchanged (a “flip over event”), the Rights become exercisable for shares of the common stock of the company acquiring Apache at 50 percent of the then market price of Apache Common Stock. Any Rights that are or were beneficially owned by a person who has acquired 20 percent or more of the outstanding shares of Apache Common Stock, and who engages in certain transactions or realizes the benefits of certain transactions with Apache, will become void. If an offer to acquire all of the outstanding shares of Apache Common Stock is determined to be fair by Apache’s board of directors, the transaction will not trigger a flip in event or a flip over event. Apache may also redeem the Rights at $.01 per Right at any time until ten business days after public announcement of a flip in event. These rights were originally scheduled to expire on January 31, 2006. Effective as of that date, the rights were reset to one right per share of common stock and the expiration was extended to January 31, 2016. Unless the Rights have been previously redeemed, all shares of Apache Common Stock issued by Apache after January 31, 1996, will include Rights, including the Apache Common Stock issuable under the terms of the Apache Corporation 2011 Omnibus Equity Compensation Plan.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (“DGCL”), inter alia, authorizes a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) because the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the suit or proceeding if the person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reason to believe his conduct was unlawful. Similar indemnity is authorized against expenses (including attorneys’ fees) actually and reasonably incurred in defense or settlement of any pending, completed or threatened action or suit if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and provided further that (unless a court of competent jurisdiction otherwise provides) the person shall not have been adjudged liable to the corporation. The indemnification may be made only as authorized in each specific case upon a determination by the stockholders or disinterested directors that indemnification is proper because the indemnitee has met the applicable standard of conduct.

Section 145 of the DGCL further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any capacity, or arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him. Apache maintains policies insuring the officers and directors of Apache and its subsidiaries against certain liabilities for actions taken in their capacities, including liabilities under the Securities Act.

Article VII of Apache’s Bylaws provides, in substance, that directors, officers, employees and agents of Apache shall be indemnified to the extent permitted by Section 145 of the DGCL. Additionally, the Seventeenth Article of Apache’s Restated Certificate of Incorporation eliminates in certain circumstances the monetary liability of directors of Apache for a breach of their fiduciary duty as directors. These provisions do not eliminate the liability of a director (i) for a breach of a director’s duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions by a director not in good faith; (iii) for acts or omissions by a director involving intentional misconduct or a knowing violation of the law; (iv) under Section 174 of the DGCL (relating to the declaration of dividends and purchase or redemption of shares in violation of the DGCL); and (v) for transactions from which the director derived an improper personal benefit.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following exhibits are filed herewith unless otherwise indicated:

Exhibit Number	Description of Exhibit

4.1	Form of Certificate for Registrant’s Common Stock (incorporated by reference to Exhibit 4.1 to Apache’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2004, as filed with the Commission on May 10, 2004, Commission File No. 001-4300)

4.2	Rights Agreement, dated January 31, 1996, between Apache Corporation and Wells Fargo Bank, N.A. (as successor-in-interest to Norwest Bank Minnesota, N.A.), rights agent, relating to the declaration of a rights dividend to Registrant’s common shareholders of record on January 31, 1996 (incorporated by reference to Exhibit (a) to Apache’s Registration Statement on Form 8-A, dated January 24, 1996, Commission File No. 001-4300)

4.3	Amendment No. 1, dated as of January 31, 2006, to the Rights Agreement dated as of December 31, 1996, between Apache Corporation, a Delaware corporation, and Wells Fargo Bank, N.A. (as successor-in-interest to Norwest Bank Minnesota, N.A.) (incorporated by reference to Exhibit 4.4 to Registrant’s Amendment No. 1 to Registration Statement on Form 8-A, dated January 31, 2006, Commission File No. 001-4300)

*4.4	Apache Corporation 2011 Omnibus Equity Compensation Plan, as amended and restated effective May 16, 2013

*5.1	Opinion of Andrews Kurth LLP regarding legality of securities being registered

*23.1	Consent of Ernst & Young LLP

*23.2	Consent of Ryder Scott Company, L.P.

*23.3	Consent of Andrews Kurth LLP (included in Exhibit 5.1)

*24.1	Power of Attorney (included on signature page)

*	Filed herewith

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement relating to the securities offered herein shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Houston, State of Texas.

APACHE CORPORATION

Date: August 14, 2013.
	By:	/s/ G. Steven Farris
G. Steven Farris,
Chairman of the Board and Chief Executive Officer

POWER OF ATTORNEY

The undersigned directors and officers of Apache Corporation do hereby constitute and appoint G. Steven Farris, Roger B. Plank, P. Anthony Lannie, and Thomas P. Chambers, and each of them, with full power of substitution, our true and lawful attorneys-in-fact to sign and execute, on behalf of the undersigned, any and all amendments (including post-effective amendments) to this Registration Statement; and each of the undersigned does hereby ratify and confirm all that said attorneys-in-fact shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons, in the capacities and on the dates indicated.

Signature	Title	Date

/s/ G. Steven Farris	Director;	August 14, 2013
G. Steven Farris	Chairman of the Board
and Chief Executive Officer
(Principal Executive Officer)

/s/ Thomas P. Chambers	Executive Vice President and	August 14, 2013
Thomas P. Chambers	Chief Financial Officer
(Principal Financial Officer)

/s/ Rebecca A. Hoyt	Vice President, Chief Accounting Officer	August 14, 2013
Rebecca A. Hoyt	and Controller
(Principal Accounting Officer)

Signature	Title	Date

/s/ Randolph M. Ferlic	Director	August 14, 2013
Randolph M. Ferlic

/s/ Eugene C. Fiedorek	Director	August 14, 2013
Eugene C. Fiedorek

/s/ A. D. Frazier, Jr.	Director	August 14, 2013
A. D. Frazier, Jr.

/s/ Chansoo Joung	Director	August 14, 2013
Chansoo Joung

/s/ John A. Kocur	Director	August 14, 2013
John A. Kocur

/s/ George D. Lawrence	Director	August 14, 2013
George D. Lawrence

Director
John E. Lowe

/s/ William C. Montgomery	Director	August 14, 2013
William C. Montgomery

/s/ Rodman D. Patton	Director	August 14, 2013
Rodman D. Patton

/s/ Charles J. Pitman	Director	August 14, 2013
Charles J. Pitman

INDEX TO EXHIBITS

Exhibit Number	Description of Exhibit

4.1	Form of Certificate for Registrant’s Common Stock (incorporated by reference to Exhibit 4.1 to Apache’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2004, as filed with the Commission on May 10, 2004, Commission File No. 001-4300)

4.2	Rights Agreement, dated January 31, 1996, between Apache Corporation and Wells Fargo Bank, N.A. (as successor-in-interest to Norwest Bank Minnesota, N.A.), rights agent, relating to the declaration of a rights dividend to Registrant’s common shareholders of record on January 31, 1996 (incorporated by reference to Exhibit (a) to Apache’s Registration Statement on Form 8-A, dated January 24, 1996, Commission File No. 001-4300)

4.3	Amendment No. 1, dated as of January 31, 2006, to the Rights Agreement dated as of December 31, 1996, between Apache Corporation, a Delaware corporation, and Wells Fargo Bank, N.A. (as successor-in-interest to Norwest Bank Minnesota, N.A.) (incorporated by reference to Exhibit 4.4 to Registrant’s Amendment No. 1 to Registration Statement on Form 8-A, dated January 31, 2006, Commission File No. 001-4300)

*4.4	Apache Corporation 2011 Omnibus Equity Compensation Plan, as amended and restated effective May 16, 2013

*5.1	Opinion of Andrews Kurth LLP regarding legality of securities being registered

*23.1	Consent of Ernst & Young LLP

*23.2	Consent of Ryder Scott Company, L.P.

*23.3	Consent of Andrews Kurth LLP (included in Exhibit 5.1)

*24.1	Power of Attorney (included on signature page)

*	Filed herewith